UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 13, 2015

(Date of earliest event reported)

Turtle Beach Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Summit Lake Drive, Suite 100 Valhalla, New York 10595
(Address of principal executive offices)

914-345-2255

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On May 13, 2015, Turtle Beach Corporation (the “Company”) issued subordinated notes (the “May Notes”) with an aggregate principal amount of $3.8 million to SG VTB Holdings, LLC, the Company’s largest stockholder, and a trust affiliated with Ronald Doornink, the Company’s Chairman of the Board. The May Notes bear interest at a rate of 10% per annum until the Maturity Date of the May Notes (which is currently August 13, 2015 but may be extended up to two additional 90 day periods upon the written agreement of the Company and the noteholder), with interest accruing and being added to the principal amount of the May Notes quarterly. Following the Maturity Date, the May Notes will bear interest at a rate of 20% per annum. The May Notes are subordinated to all senior debt of the Company, including the Company’s obligations under its asset-based revolving credit facility with Bank of America, N.A. and the other parties thereto.

The foregoing description of the May Notes is not complete and is subject to, and qualified in its entirety by, the full text of the May Notes, which are attached to this Current Report as Exhibits 10.1 and 10.2, and are incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

10.1	Subordinated Promissory Note, dated May 13, 2015, by and between Turtle Beach Corporation and SG VTB Holdings, LLC.

10.2	Subordinated Promissory Note, dated May 13, 2015, by and between Turtle Beach Corporation and the Doornink Revocable Living Trust, originally executed 12/17/1996, as amended/restated on 8/6/2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2015	TURTLE BEACH CORPORATION

	By:	/s/ John T. Hanson
John T. Hanson
Chief Financial Officer